As filed with the  Securities  and  Exchange  Commission  on  February  14, 2000
                           Registration No. 333-90663

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 AMENDMENT NO. 1

                       WHISPERING OAKS INTERNATIONAL, INC.
                 (Name of small business issuer in its charter)


                   Texas                                        7948                               75-2742601
(State or other jurisdiction of                        (Primary Standard Industrial           (I.R.S. Employer
        incorporation or Organization)                      Classification Code Number)        Identification Number)

16910 Dallas Parkway, Suite 100, Dallas, Texas 75248       (972) 248-1922
(Address of principal executive offices)                   Telephone Number

                                 Kevin B. Halter
                         16910 Dallas Parkway, Suite 100
                               Dallas, Texas 75248
                                 (972) 248-1922


                                   Copies to:
                                CARL A. GENERES
                             4315 WEST LOVERS LANE
                              Dallas, Texas 75248
                                 (214) 352-8674


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each class of       Amount to be                Proposed maximum             Proposed maximum            Registration Fee
securities to be             Registered                  offering Price Per           aggregate offering
registered                                               Share (1)                    price(1)
---------------------------  --------------------------  ---------------------------  ---------------------

COMMON STOCK                 600,000 shares              $1.00                        $600,000                    $181.81

---------------------------  --------------------------  ---------------------------  ---------------------

Note (1) Estimated solely for calculating the registration fee.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             PRELIMINARY PROSPECTUS
                             (subject to completion)

                       WHISPERING OAKS INTERNATIONAL, INC.
                         600,000 SHARES OF COMMON STOCK

THE OFFERING
                           PER SHARE                 TOTAL
PUBLIC PRICE               $0.10                     $60,000

This prospectus covers an aggregate of 600,000 shares of our common stock which are owned and will be resold, from time to time, by three of our stockholders. We will not receive any money from the stockholders when they sell their shares, but we will pay all of the expenses related to this registration statement.

There is currently no public market for our common stock. It is not listed on any national securities exchange or any other securities market.

The securities offered hereby are speculative and involve a high degree of risk. You should read "Risk Factors", beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                                      _________________, 2000

                                  RISK FACTORS

Our limited operating history and losses to date make it difficult to evaluate our business.

Whispering Oaks International was organized in December 1997. Our business is to buy and sell thoroughbred horses. Since our incorporation, we have bought and sold 8 broodmares. Because of our limited operating history and net losses, it is extremely difficult to evaluate our business and prospects. Our revenue and income potential are unproven.

Our success will depend on Pam Halter's ability to buy and resell thoroughbred horses at a profit.

Whispering Oaks buys and sells thoroughbred horses. We rely principally on the advice of Pam Halter to buy or sell a horse. The success of our business will depend, initially, on Ms. Halter's skill and expertise in evaluating the potential profitability of buying for relatively quick resale thoroughbred horses. While Ms. Halter has been engaged in the thoroughbred horse racing business most of her adult life, she has very limited experience in buying and reselling horses as a principal business.

One of the two executive officers of Whispering Oaks, Kevin B. Halter, Jr., does not have significant experience in thoroughbred horse racing, breeding, training or in buying and selling horses.

Our loss of Pam Halter could impair our ability to succeed.

Our future success depends, on the continued service of Pam Halter. If she leaves Whispering Oaks and we are unable to replace her with a person that has comparable knowledge of thoroughbred horses, Whispering Oaks would have difficulty in succeeding.

Since we will not receive any amount from this offering, we are uncertain we can obtain the capital to grow our business.

The common stock offered under this prospectus by the selling stockholders will not provide any funds to Whispering Oaks. Since inception, we have been largely dependent upon management loans when we required funds. However, unless we are able to raise additional capital to enable us to buy a significant number of thoroughbred horses and maintain them until they are ready to be sold, we will not realize our business objectives and potential and will likely not succeed. We may not be able to obtain financing on terms favorable to us. If we raise capital through the sale of equity securities, our stockholders may experience dilution of their ownership interest and the newly issued securities may have rights superior to those of the common stock. If we are able to borrow funds, we may be subject to limitations on our operations, including limitations on the payment of dividends.

Any general economic recession will adversely effect our business.

Whispering oaks' business is dependent in large part on people with significant discretionary assets that want to own thoroughbred racehorses as a hobby or a secondary business. If we have a material downturn in the general economy, there will likely be fewer thoroughbred racehorse buyers and, perhaps, many more sellers. In that event our business may be materially harmed.


                           FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as "may", "expect", "anticipate", "believe", "estimate", "intend" "continue" or similar words. Such statements reflect our beliefs as well as assumptions we have made using information currently available to us. Because these statements demonstrate our current views concerning future events, these statements involve assumptions, risks and uncertainties. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section beginning on page 2 of this prospectus. One should not place undue reliance on such forward-looking statements that speak only as of the date of this prospectus.


                          WHISPERING OAKS INTERNATIONAL

Whispering Oaks International was incorporated under the laws of the State of Texas on December 8, 1997. We formed Whispering Oaks to engage in the acquisition and sale of thoroughbred racing stock of every age from broodmares, weanlings and yearlings to racehorses and stallions. Our principal office is located at 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248 and our telephone number is (972)248- 1922.

                                 USE OF PROCEEDS

Whispering Oaks will not receive any proceeds from the registration or sale of the shares of common stock covered by this prospectus. However we will pay the expenses of this offering.


                         NO MARKET FOR OUR COMMON STOCK

There is currently no public market for Whispering Oaks' common stock. We cannot assure you that any trading market for our shares will exist following this offering, or that investors in the shares will be able to resell their shares at any price.


                         SHARES ELIGIBLE FOR FUTURE SALE

Whispering oaks has 2,525,000 shares of common stock outstanding including the 600,000 shares covered by this prospectus. In the event those 600,000 shares are sold in this offering, they will be freely tradable in the United States if a market for our stock develops. All of the remaining 1,925,000 shares are "restricted securities" under Rule 144 of the Securities Act of 1933. Ordinarily, a person holding restricted securities for a period of one year may, every three months, sell in routine brokerage transactions an amount equal to the greater of one percent of a company's then outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the person's sales. Rule 144 also permits sales by a person who is not an affiliate of the company and who has held the shares for two years without any quantity limitation. Of the 1,925,000 "restricted" shares, Kevin B. Halter, Pam Halter and Kevin B. Halter, Jr., the officers and directors of Whispering Oaks, own an aggregate of 1,900,000 that they acquired in December 1997. All of the 1,925,000 restricted shares are eligible for resale under Rule 144.


                              PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time of the 600,000 shares by Kevin B. Halter, Pam Halter and Kevin B. Halter, Jr., the selling shareholders. Whispering Oaks has registered these shares for sale to provide the selling shareholders with freely tradable securities. But registration does not necessarily mean that any of such shares will be offered or sold by the selling shareholders. Whispering Oaks will not receive any proceeds from the sale of these shares by the selling shareholders but will pay all of the expenses of registration.

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of these shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.


                                LEGAL PROCEEDINGS

Whispering Oaks is not a party to any pending litigation nor is it aware of any threatened legal proceedings.


                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of Whispering Oaks consists of 125,000,000 shares of common stock with a par value of $0.001 per share. As of the date of this prospectus, we had issued and outstanding 2,525,000 shares that were held by four shareholders.

Holders of common stock are entitled to:

              * one vote for each share held of record on all matters submitted to a vote of stockholders;

              *  receive ratably dividends as may be paid on the shares;

              * share ratably in all remaining assets after payment of all liabilities upon liquidation and dissolution.

Holders of common stock do not have preemptive, conversion or redemption rights. All 2,525,000 outstanding shares are fully paid and non-assessable.


                                 DIVIDEND POLICY

Whispering Oaks has never paid or declared a cash dividend on its common stock and we do not intend to pay cash dividends in the foreseeable future.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Results of Operations

Whispering Oaks began  operations on January 19, 1998 with the purchase of eight
(8) broodmares for approximately $221,000. In December 1998, we sold all but one broodmare and one foal for gross proceeds of approximately $238,000. Whispering Oaks sold the remaining foal in the second quarter of 1999 for gross proceeds of approximately $26,000. Whispering Oaks accounts for all purchased livestock at our original cost and assigns no basis to foals delivered by a broodmare. Our gross profits were approximately $110,000 for the year ended December 31, 1998 and approximately $36,000 for the year ended December 31, 1999.

We incurred direct operating expenses of approximately $115,000 for the year ended December 31, 1998 and approximately $20,000 for the year ended December 31.

Whispering Oaks adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start- Up Activities" whereby all organization and initial costs incurred with the incorporation and initial capitalization of Whispering Oaks were charged to operations as incurred. Accordingly, these costs are a component of our general and administrative expenses of approximately $9,700 for the year ended December 31, 1998 and $-0- for the year ended December 1999.

Whispering Oaks incurred a net loss of approximately $76,000, $0.15 per share, for the year ended December 31, 1998, and net income of approximately $5,000, $0.01 per share, for the year ended December 31, 1999. As noted elsewhere in this prospectus, Whispering Oaks does not pay any compensation to its management, Kevin B. Halter, Pam Halter and Kevin B. Halter, Jr., for their services to Whispering Oaks. If Whispering Oaks had the resources to pay and did pay even nominal compensation to its management, Whispering Oaks would have incurred greater losses in fiscal 1998 and a net loss in fiscal 1999.


Liquidity and Capital Resources

In January 1998, Whispering Oaks sold in a private transaction 25,000 post-split shares of common stock for $25,000. Whispering Oaks has also, from time to time, made non-interest-bearing demand loans from management in order to continue operations. During 1998, we borrowed a net of $70,000 from management. During 1999, we paid back $12,000.

We must raise additional capital to continue our business of buying and selling thoroughbred horses. However, we do not have at this time any prospects or sources for raising any additional debt or equity capital, other than through non-interest bearing loans from management.


                           DESCRIPTION OF THE BUSINESS

Whispering Oaks buys and sells thoroughbred racing stock of every age from broodmares, weanlings and yearlings to racehorses and stallions. We plan to concentrate, at least for the foreseeable future, our efforts in the purchase and sale of weanlings and yearlings at auctions, commonly referred to as "Pinhooking".


Industry Overview and Opportunity

Essentially pinhooking is the purchase of thoroughbred weanlings and yearlings at various horse auctions with a view to resell them a few months later at similar auctions. To understand pinhooking, one must understand some basic facts.

All horses have common birthdays on January 1, regardless when they are born. Thoroughbred horses are bred to be born anywhere from January to June. So if a horse is born in June, it is considered a late foal. If it is born in January, it is considered an early foal. Obviously an early foal is preferred over a late foal, since a horse born in June will officially be one year old on January 1 when in reality it is only six months old. Horses are called weanlings until they reach the age of one, yearlings until they reach the age of two.

Thoroughbred racing is a high-risk investment, with limited returns for the average horse owner. It is a high profile glamour sport, the so-called "Sport of Kings". People dream of owning the "Big" horse, winning the Kentucky Derby etc. Statistically, the great majority of owners lose money year after year.

In contrast, pinhooking is a relatively conservative investment tool that can bring financial rewards under the right circumstances. The great majority of racing stock is bought at various auctions throughout the United States. These are referred to as "sales". The major and best attended sales are in Kentucky, Florida and California. The key to successful pinhooking is to gage the market, ascertain the most popular bloodlines, know the best price ranges in which to re-sell the purchased horses, etc. Pinhooking is an art, which demands continuous attention to the ever-changing market. Simply put, buy low and be able to sell high.

We believe the risk/reward ratio of pinhooking is attractive because, on the downside, the worst case scenario will still return a portion of the purchase price of a horse sold at a loss. This should be in the 10-20% range, and such losses should be offset by gains made on profitable transactions. Also, unlike horse racing, where racing careers can be terminated rather swiftly due to permanent injury, the likelihood of an injury that would keep a yearling out of a sale is relatively small.


Business Plan

In general, we intend to operate in a number of areas, all involving the purchase and sale of thoroughbred horses.

Our primary operations and their criteria are as follows:

          1) Purchase of weanlings in the fall, to be resold 1) Purchase of weanlings in the fall, to be resoldas yearlings in the spring.

          2) Purchase of yearlings in the fall, to be 2) Purchase of weanlings in the fall, to be resold as two-year olds in the Spring.

          3) Purchase of broodmares in foal in the sprin. The offspring (to be born within 30-60 days from purchase date) would be sold as weanlings in the fall. After giving birth, the brookmares would immediately be bred to selected stallions, thus giving Whispering Oaks the option to:

               a. sell the broodmares in foal during the fall (current year) or spring (following year).

               b.   sell the foals in the spring of the following year.

          4)   Purchase quality stallions for breeding purposes.

We insure all of our horses for mortality.

Whispering Oaks does not own any stables or other facilities to board or maintain the horses we own and buy in the future. We plan to board our horses at one of many boarding and training facilities that are available throughout Florida, Kentucky and California and that offer us the best arrangement for maintaining and enhancing the profitability of our stock.

Whispering Oaks has no employees. Kevin B. Halter and Pam Halter devote all the time that is necessary to attend sales and operate the business, at no cost to Whispering Oaks. We do not plan to hire any paid employee in the foreseeable future.


Market Overview

According to the Blood-Horse publication, the industry bible, the current state of the thoroughbred economy as measured by returns from public auctions across the continent in 1999 continued the seven- year trend of rising prices. New records for gross revenue and average and median prices were established for each of the four major sales categories - yearlings, 2-year olds, weanlings, and broodmares. Total auction expenditures for the four groups of horses also expanded by 20.9% in 1999. As a result of this spending spree, total expenditures at North American Thoroughbred sales fell just short of $1 billion in 1999, reaching $987,455,100 by the decade's final fall of the hammer.

This vast expansion in auction revenue indicated that considerable amounts of money were made in 1999 by purveyors of Thoroughbred bloodstock in North America. The greatest profits were made by sellers able to satisfy the growing demand for high-quality bloodstock.

The desire to buy the best pushed the number of horses sold at auctions in North America for prices of $1 million to a new record total of 85. Though prices rose most rapidly throughout the year at the very peak of the market, demand was broad enough at the year's two biggest auctions - Keeneland's September and November sales - to strengthen upper-middle, middle, and even occasionally, lower-middle price ranges.

As a result, mid-market median prices rose for all four categories of horses, including an especially stout 48.4% rise, from $9,100 in 1998 to $13,500 in 1999, for broodmares. According to the Blood-Horse, this willingness on the part of numerous buyers to plan for the future with mid and lower-level broodmares underlined just how far the desire to breed and own Thoroughbreds has spread. The Blood-Horse further states that on the basis of auction returns from 1999, it is possible to argue that confidence in the industry has never been stronger among both newcomers and established owners and breeders.

Though many part of the Thoroughbred auction scene were strong in 1999, some parts were stronger than others. The strongest of all was the Keeneland September yearling sale, which was labeled as the strongest single Thoroughbred sale ever held.

Led by big spenders from North America, Dubai, Europe, and other points on the globe, the average price increased by 49.1% to $256,665 at September's two select sessions and by 30.3% to $77,390 for the entire 11-day auction. This increase lifted 1999's overall average price for yearlings to $50,364, up by 17.7% from 1998.

The price increases spread to broodmare sales in the year's final three months, where the average price of broodmares and broodmare prospects rose by 27.7% to $55,227.

By contrast, the strength of the September yearling sale may have affected the weanling auctions by encouraging breeders to retain more of the high-quality foals for future yearling auctions. As a result, the average price of weanlings in 1999 rose by a relatively modest 9.4% to $42,842.

Pinhookers who buy weanlings for resale as yearlings and yearlings for resale as juveniles had a roller coaster year in 1999. Profits were available for the most favored horses. But pinhookers also had to deal with an expanding list of criteria on the part of the buyers who were willing to reject horses that did not measure up in every respect.

On the high side, new records were set and exceeded several times for the greatest price appreciation on individual horses in the history of both weanling-to-yearling and yearling-to-juvenile pinhooking in North America. Rates of return on investment for the full group of pinhooked horses resold at major yearling and juvenile auctions also surpassed all previous standard.

On the low side, buy-back rates rose among all pinhooked horses, and the percentage of individual pinhooked horses sold for profits tumbled at both yearling and juvenile sales, thus amplifying the high- low split between success and failure for pinhookers.


Competition

Whispering Oaks is a very small player in the thoroughbred racehorse trading business. We have limited resources. We compete by using our skill in evaluating horses for resale before we buy them. While we consider bloodlines and the win-loss records of a particular horses' lineage as well as other factors, our success will depend in large measure on our innate ability to evaluate the potential resale value of a horse and to raise sufficient capital to purchase and maintain the horse until we sell it. We will rely almost exclusively on Pam Halter to evaluate a horse and to management to raise the capital to buy any horse we believe to be a good investment. We expect to bid against many horse traders at the "sales" that have far greater financial resources and more experience in buying and selling horses than we have.

                            YEAR 2000 CONSIDERATIONS

Whispering Oaks has not had and does not expect to have any Y2K problems in any aspects of its business.


                             DESCRIPTION OF PROPERTY

Whispering Oaks neither owns or leases nor plans to own or lease any physical property or facility. Any horse we own will be boarded at non-affiliated stables.


                                   MANAGEMENT

The directors and officers of Whispering Oaks are listed below with information about their respective backgrounds.



Name                      Age    Position
----                      ---    --------
Kevin B. Halter           64     Chairman, President, CEO & Director

Pam Halter                44     Director

Kevin B. Halter, Jr.      39     Vice President, Secretary, Treasurer & Director


Kevin B. Halter has served as Chairman, President, CEO and a director of Whispering Oaks since December 1997. Mr. Halter has served as Chairman of the Board and Chief Executive Officer of Halter Capital Corporation, a privately held investment and consulting company, since 1987. Mr. Halter has served as Chairman of the Board and President of Millennia, Inc. and Chairman of the Board of Digital Communications Technology Corporation since 1994. Mr. Halter is the husband of Pam Halter and the father of Kevin B. Halter, Jr.

Pam J. Halter has served as a director of Whispering Oaks since December 1997. Ms. Halter has been involved in various facets of horse racing since age sixteen, culminating with her successful record as a trainer. Since her retirement from training, she became a successful owner of a small stable of horses attaining in 1995 the highest win percentage (21.8%) at Louisiana Downs. Her respected reputation in the industry combined with her exceptionally keen eye in recognizing prime racing prospects based upon their physical attributes, makes her an invaluable member of the management team. Ms. Halter is the wife of Kevin B. Halter.

Kevin B. Halter, Jr. has served as Vice President, Secretary, Treasurer and a director of Whispering Oaks since December 1997. Mr. Halter also serves as Vice President and Secretary of Halter Capital Corporation. He is the President of Securities Transfer Corporation, a stock transfer company registered with the Securities and Exchange Commission, a position that he has held since 1987. Mr. Halter has served as Vice President, Secretary and a director of Millennia, Inc. and Digital Communications Technology Corporation since 1994. Kevin B. Halter, Jr. is the son of Kevin B. Halter.

All directors hold office until the next annual meeting of the shareholders of Whispering Oaks or until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors. Kevin B. Halter will devote 10% of his time to Whispering Oaks' business. Kevin B. Halter, Jr. will devote 1% of his time. Kevin B. Halter, Jr. does not have significant experience in any aspect of the thoroughbred horse racing business. However, Kevin B. Halter has several years experience in buying and selling horses at sales. Mr. Halter believes that he is a good judge of horse bloodlines. Combined with Ms. Halter's experience and talents in assessing horse confirmations (builds) and breeding, Whispering Oaks management believes that it has the requisite ability to make Whispering Oaks a successful business.


                             EXECUTIVE COMPENSATION

Whispering Oaks pays no compensation to its officers and directors currently and has paid no compensation in any amount or of any kind to its executive officers or directors since inception.

                              SELLING STOCKHOLDERS

This prospectus relates to the offering by the selling stockholders for their own account of shares acquired by them as original investors in Whispering Oaks.

The following table sets forth information with respect to the common stock beneficially owned by the selling stockholders as of the date of this prospectus and assuming sale of the 600,000 shares covered by this prospectus.


SELLING                   NUMBER OF          NUMBER        NUMBER OF SHARES
STOCKHOLDER               SHARES OWNED       SHARES        OWNED AFTER
                          PRIOR TO THE       TO BE         THE OFFERING (1)
                          OFFERING           SOLD
--------------------------------------------------------------------------------
Pam Halter                  250,000          100,000       150,000
Kevin B. Halter           1,000,000          200,000       800,000
Kevin B. Halter, Jr.      1,250,000          300,000       950,000

(1) Assumes the sale of all shares of common stock offered by this prospectus.



                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of the date of this prospectus, regarding the Whispering Oaks 's common stock owned by (1) any person (including any "group") who owns beneficially more than 5% of the outstanding common stock, (2) each director and executive officer, and (3) all executive officers and directors as a group.

Name and Address(a)                   Shares owned                Percentage
--------------------------------------------------------------------------------
Kevin B. Halter                         1,000,000                    39.6%
Pam Halter                                250,000                     9.9%
Kevin B. Halter, Jr.                    1,250,000                    49.5%
Executive officers and directors as     2,500,000                    99%
a group (three persons)

(a) The address for each person is 16910 Dallas Parkway, Suite 100, Dallas Texas 75248.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In order to maintain liquidity, Whispering Oaks has obtained non-interest-bearing advances from entities owned by Whispering Oaks management. These advances are payable on demand. At December 31, 1998 Whispering Oaks owed approximately $70,000. These outstanding advances from affiliates were reduced to approximately $59,000 at December 31, 1999.


                                  LEGAL MATTERS

Dominic M. Federico, attorney at law, Dallas, Texas, has passed upon the validity of the common stock covered by this registration statement for Whispering Oaks.


                                     EXPERTS

The financial statements included in the registration statement on Form SB-2 have been audited by S.W. Hatfield, CPA, independent certified accountant, to the extent and for the periods set forth in his report, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION

Whispering Oaks is currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and has in the past filed, and will continue in the future to file, periodic reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). You may read and copy any of these reports at the following public reference rooms maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, NY, or at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661.

You may obtain information on the operation of the public reference rooms by calling the Commission at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549. The Commission also maintains an Internet website that contains these reports and information about issuers, like Whispering Oaks, who file electronically with the Commission. The address of that site is: http://www.sec.gov.

Whispering Oaks has filed with the Commission a registration statement (including exhibits and information, which the Commission permits the registrant to omit from the prospectus) on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock covered by this prospectus. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. You may obtain copies of the registration statement, including exhibits and other information about Whispering Oaks, by contacting the Commission in the manner and at the addresses referenced above.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither Whispering Oaks nor the selling shareholders have authorized anyone else to provide you with different information. Neither Whispering Oaks nor the selling shareholders are making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal.


CHANGES IN AND  DISAGREEMENTS  WITH  ACCOUNTANTS  ON  ACCOUNTING  AND  FINANCIAL
                                  DISCLOSURE.

None.


DISCLOSURE  OF  COMMISSION'S  POSITION ON  INDEMNIFICATION  FOR  SECURITIES  ACT
                                  LIABILITES.

The Articles of Incorporation of Whispering Oaks provide that no director or officer shall be directly liable for damages incurred in connection with legal proceedings brought about by reason of being an officer or director if the person is not ultimately adjudged liable for negligence or misconduct in the action.

The Texas Business Corporation Act contains provisions relating to indemnification of officers and directors. Generally, this section provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, except an action by or in right of the corporation by reason of the fact that he was a director, officer, employee or agent of the corporation. It must be shown that he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation.

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers and controlling persons of Whispering Oaks, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person in connection with the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


INDEX TO FINANCIAL STATEMENTS

                                WHISPERING OAKS
                               INTERNATIONAL, INC.

                              Financial Statements
                                       and
                                Auditor's Report

                           December 31, 1999 and 1998











                               S. W. HATFIELD, CPA
                          certified public accountants

                      Use our past to assist your future sm

                       WHISPERING OAKS INTERNATIONAL, INC.

                                    CONTENTS


                                                                      Page
                                                                      ----

Reports of Independent Certified Public Accountants                    F-3

Financial Statements

   Balance Sheets as of December 31, 1999 and 1998                     F-4

   Statements of Operations and Comprehensive Income
     for the years ended December 31, 1999 and 1998                    F-5

   Statement of Changes in Stockholders' Equity
     for the years ended December 31, 1999 and 1998                    F-6

   Statements of Cash Flows
     for the years ended December 31, 1999 and 1998                    F-7

   Notes to Financial Statements                                       F-8

S. W. HATFIELD, CPA
certified public accountants

Member:    American Institute of Certified Public Accountants
               SEC Practice Section
               Information Technology Section
           Texas Society of Certified Public Accountants


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


Board of Directors and Stockholders
Whispering Oaks International, Inc.

We have audited the accompanying balance sheets of Whispering Oaks International, Inc. (a Texas corporation) as of December 31, 1999 and 1998 and the related statements of operations and comprehensive income, changes in stockholders' equity and cash flows for the years ended December 31, 1999 and 1998, respectively. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Whispering Oaks International, Inc. as of December 31, 1999 and 1998 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has no significant assets and is dependent upon significant shareholders to provide sufficient working capital to maintain the integrity of the corporate entity. These circumstances create substantial doubt about the Company's ability to continue as a going concern and are discussed in Note A. The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.




                                                            S. W. HATFIELD, CPA
Dallas, Texas
January 24, 2000

                      Use our past to assist your future sm

P. O. Box 820395                               9002 Green Oaks Circle, 2nd Floor
Dallas, Texas  75382-0395                               Dallas, Texas 75243-7212
214-342-9635 (voice)                                          (fax) 214-342-9601
800-244-0639                                                      SWHCPA@aol.com

                       WHISPERING OAKS INTERNATIONAL, INC.
                                 BALANCE SHEETS
                           December 31, 1999 and 1998



                                     ASSETS
                                     ------
                                                             1999       1998
                                                            --------   --------
Current assets
   Cash on hand and in bank                                 $ 18,036   $ 15,266
                                                            --------   --------

Livestock                                                         --     32,000
   Accumulated depreciation                                       --    (10,225)
                                                            --------   --------

   Net livestock                                                  --     21,775
                                                            --------   --------

TOTAL ASSETS                                                $ 18,036   $ 37,041
                                                            ========   ========



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities
   Accounts payable - trade                                 $     --   $ 12,231
   Advances from affiliates                                   58,925     70,705
                                                            --------   --------

   Total liabilities                                          58,925     82,936
                                                            --------   --------


Commitments and contingencies


Stockholders' equity Common stock - $0.001 par value
      125,000,000 shares authorized
      2,525,000 issued and outstanding, respectively           2,525      2,525
   Additional paid-in capital                                 27,475     27,475
   Contributed capital                                        20,000     15,000
   Accumulated deficit                                       (90,889)   (90,895)
                                                            --------   --------

   Total stockholders' equity                                (40,889)   (45,895)
                                                            --------   --------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 18,036   $ 37,041
                                                            ========   ========



The accompanying notes are an integral part of these financial statements.
                                                                             F-4

                       WHISPERING OAKS INTERNATIONAL, INC.
                STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                     Years ended December 31, 1999 and 1998



                                               1999          1998
                                           -----------   -----------
Revenues
   Sales of livestock                      $    46,728   $   238,347

Cost of Sales
   Net capitalized cost of livestock            11,108       127,907
                                           -----------   -----------

Gross Profit                                    35,620       110,440
                                           -----------   -----------

Operating expenses
   Livestock expenses                           15,623       104,806
   Executive compensation contributed
      by a controlling shareholder               5,000        15,000
   General and administrative expenses           4,297         9,711
   Depreciation                                 10,667        71,818
                                           -----------   -----------

   Total operating expenses                     35,614       201,335
                                           -----------   -----------

Income (Loss) from operations                        6       (90,895)

Other income (expense)                              --            --
                                           -----------   -----------

Income (Loss) before income taxes                    6       (90,895)

Provision for income taxes                          --            --
                                           -----------   -----------

Net Income (Loss)                                    6       (90,895)

Other comprehensive income                          --            --
                                           -----------   -----------

Comprehensive Income (Loss)                $         6   $   (90,895)
                                           ===========   ===========

Income (Loss) per weighted-average share
   of common stock outstanding, computed
   on net loss - basic and fully diluted           nil   $     (0.04)
                                           ===========   ===========

Weighted-average number of
   common shares outstanding                 2,525,000     2,525,000
                                           ===========   ===========



The accompanying notes are an integral part of these financial statements.
                                                                             F-5



                       WHISPERING OAKS INTERNATIONAL, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      Year ended December 31, 1999 and 1998




                                   Common Stock       Additional
                                   ------------        paid-in     Contributed   Accumulated
                               # shares     amount     capital       capital     deficit         Total
                              ---------   ---------   ----------   -----------   -----------    ---------
Balances at
   January 1, 1998                   --   $      --   $       --   $        --   $        --    $      --

Shares issued to founders       505,000         505       29,495            --            --       30,000
   Effect of 5 for 1
     forward split on
     October 15, 1999         2,025,000       2,020       (2,020)           --            --           --

Capital contributed by a
   controlling shareholder
   in the form of executive
   compensation                      --          --           --        15,000            --       15,000

Net loss for the year                --          --           --            --       (90,895)     (90,895)
                              ---------   ---------   ----------   -----------   -----------    ---------

Balances at
   December 31, 1998          2,525,000       2,525       27,475        15,000       (90,895)     (45,895)

Capital contributed by a
   controlling shareholder
   in the form of executive
   compensation                      --          --           --         5,000            --        5,000

Net income for the year              --          --           --            --             6            6
                              ---------   ---------   ----------   -----------   -----------    ---------

Balances at
   December 31, 1999            505,000   $     505   $   29,495   $    20,000   $   (90,889)   $ (40,889)
                              =========   =========   ==========   ===========   ===========    =========







The accompanying notes are an integral part of these financial statements.
                                                                             F-6



                       WHISPERING OAKS INTERNATIONAL, INC.
                            STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1999 and 1998



                                                              1999         1998
                                                            ---------    ---------
Cash flows from operating activities
   Net income (loss) for the year                           $       6    $ (90,895)
   Adjustments to reconcile net loss to net
     cash provided by operating activities
       Gain on sale of livestock                              (35,620)    (110,440)
       Depreciation                                            10,667       71,818
       Executive compensation contributed
         by a controlling shareholder                           5,000       15,000
       Increase (Decrease) in accounts payable                (12,231)      12,231
                                                            ---------    ---------
Net cash used in operating activities                         (32,178)    (102,286)
                                                            ---------    ---------


Cash flows from investing activities
   Proceeds from sales of livestock                            46,728      238,347
   Purchases of livestock                                          --     (221,500)
                                                            ---------    ---------
Net cash provided by investing activities                      46,728       16,847
                                                            ---------    ---------


Cash flows from financing activities
   Advances from affiliates                                        --       70,305
   Repayment of advances from affiliates                      (11,780)          --
   Proceeds from sale of common stock                              --       30,000
                                                            ---------    ---------
Net cash provided by financing activities                     (11,780)     100,705
                                                            ---------    ---------

INCREASE IN CASH                                                2,770       15,266

Cash at beginning of year                                      15,266           --
                                                            ---------    ---------

Cash at end of year                                         $  18,036    $  15,266
                                                            =========    =========

Supplemental disclosure of interest and income taxes paid
   Interest paid for the period                             $      --    $      --
                                                            =========    =========
   Income taxes paid for the period                         $      --    $      --
                                                            =========    =========




The accompanying notes are an integral part of these financial statements.
                                                                             F-7

                       WHISPERING OAKS INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS



Note A - Organization and Description of Business

Whispering Oaks International, Inc. (Company) was incorporated on December 8, 1997 under the laws of the State of Texas. The Company was formed to engage in the acquisition and sale of thoroughbred race horses of every age, from broodmares and weanlings to mature racehorses and stallions. The Company intends, initially, to focus in the area of purchasing and selling weanlings and yearlings at various auctions in an activity commonly referred to as "pinhooking".

Pinhooking is essentially the purchase of thoroughbred weanlings and yearlings at auction and reselling them at a different, but similar, auction in the near future. The Company projects an average historical holding period of five to six months between purchase and resale.

The Company began operations in January 1998 with its initial capitalization and its initial livestock purchase.

On October 15, 1999, the Company's Board of Directors amended the Company's Articles of Incorporation to modify the Company's capital structure to allow for the issuance of up to 125,000,000 total equity shares consisting solely of common stock with a par value of $0.001 per share and effected a five (5) for one (1) forward stock split. The effects of these transactions are reflected in the accompanying financial statements as of the first day of the first period presented.

The Company has elected a year-end of December 31 and uses the accrual method of accounting.

As of December 31, 1999, the Company has liquidated its livestock stable and has no significant assets and owes related entities amounts in excess of available cash. Accordingly, the Company is dependent upon management and/or significant shareholders to provide sufficient working capital to preserve the integrity of the corporate entity at this time. It is the intent of management and significant shareholders to provide the sufficient working capital necessary to support and preserve the integrity of the corporate entity for the foreseeable future.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Note B - Summary of Significant Accounting Policies

1.   Cash and cash equivalents
     -------------------------

     For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

     Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

                       WHISPERING OAKS INTERNATIONAL, INC.

Note B - Summary of Significant Accounting Policies - Continued

2.   Livestock
     ---------

     Livestock is recorded at cost and are depreciated on a straight-line basis, over their estimated useful lives (generally 3 years). Foals delivered after the broodmare is purchased are capitalized by the Company at a "zero cost" basis. At December 31, 1998, the Company had one broodmare and one foal delivered by a broodmare after acquisition by the Company in its stable. As of December 31, 1999, the Company had liquidated its entire stable of livestock.

3    Organization costs
     ------------------

     The Company has adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" whereby all organization and initial costs incurred with the incorporation and initial capitalization of the Company were charged to operations as incurred.

4.   Income Taxes
     ------------

     The Company uses the asset and liability method of accounting for income taxes. At December 31, 1999 and 1998, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences.
     Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

     At December 31, 1999, the Company has a net operating loss carryforward for income purposes of approximately $70,000, after a Fiscal 1999 utilization of approximately $5,000. If this carryforward is not fully utilized, it will expire in 2018. As of December 31, 1999 and 1998, the deferred tax asset related to the Company's net operating loss carryforward is fully reserved.

5.   Earnings (loss) per share
     -------------------------

     Basic  earnings  (loss) per share is computed  by  dividing  the net income
     (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of December 31, 1999 and 1998, the Company had no warrants and/or options outstanding.


Note C - Common Stock Transactions

On October 15, 1999, the Company's Board of Directors amended the Company's Articles of Incorporation to modify the Company's capital structure to allow for the issuance of up to 125,000,000 total equity shares consisting solely of common stock with a par value of $0.001 per share and effected a five (5) for one (1) forward stock split. The effects of these transactions are reflected in the accompanying financial statements as of the first day of the first period presented.

                       WHISPERING OAKS INTERNATIONAL, INC.

Note C - Common Stock Transactions - Continued

In January 1998, as revised in March 1998, the Company prepared a Private Placement Memorandum, utilizing an exemption from registration under Regulation D, Rule 504 of the US Securities and Exchange Commission, intending to sell up to 200,000 shares of Common Stock at a price of $5.00 per share. The Company sold no shares pursuant to this Memorandum and subsequently canceled the proposed offering.


Note D - Contributed Capital

Executive management and oversight services are provided to the Company by a controlling shareholder. The accompanying financial statements reflect management's estimate of the estimated fair value of the services contributed to the Company during each fiscal year based on the time and effort required to administer the Company's operations and affairs.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 25.  Other Expenses of Issuance and Distribution.

         The estimated expenses of the registration, all of which will be paid by Whispering Oaks, are as follows:

             SEC Filing fee                              $   181.81
             Printing Expense                            $   800.00
             Accounting Fees and Expenses                $ 3,780.00
             Legal Fees and Expenses                     $ 6,000.00
             Blue Sky Fees and Expenses                     -0-
                                                         ----------

             TOTAL                                       $10,761.81


Item 26.  Recent Sales of Unregistered Securities

Upon its incorporation in December 1997, Whispering Oaks issued 1,000,000 shares of common stock to Kevin B. Halter, 250,000 shares to Pam Halter and 1,250,000 shares to Kevin B. Halter, Jr. for $0.002 per share consideration, after giving effect to a 5 for 1 stock split. In January, 1998, Whispering Oaks sold 25,000 shares of common stock to VLM Enterprises, Inc., a non-affiliated entity, for $1 per share, after giving effect to said stock split. Whispering Oaks relied on
Section 4(2) of the Securities Act of 1933 as its exemption from the registration requirements of said Act in connection with each of these sales. .


Item 27.  Exhibits.

          3.1  Articles of Incorporation of Whispering Oaks International, Inc.*
          3.1 (a) Amendment to Articles of Incorporation *
          3.2  Bylaws of Whispering Oaks International, Inc.*
          4.1  Specimen Stock Certificate for Common shares*
          5.1  Opinion of Dominic M. Federico, Esq.*
          23.1 Consent of S.W. Hatfield, C.P.A.**
          23.2 Consent of Dominic M. Federico, Esq.*
          27   Financial Data Schedule**



            *    previously filed
            **   filed herewith

Item 28.  Undertakings.

          The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

          (a) To include any prospectus required under Section 10(a) (3) of the Securities Act.


          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement.

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     "Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable."

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudicaiton of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Whispering Oaks International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment Number 1 to this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dallas, State of Texas, on the ____th day of February, 2000.

WHISPERING OAKS INTERNATIONAL, INC.

By: /s/ Kevin B. Halter                                     February 14, 2000
    ---------------------                                   ------------
    Kevin B. Halter, President
    And Chief Executive Officer
    (Principal Executive Officer)